FOUNDER’S EMPLOYMENT AGREEMENT

THIS FOUNDER’S EMPLOYMENT AGREEMENT (this “Agreement”), effective as of this October 1, 2005, is entered into by and between Iptimize Incorporated, a Colorado corporation (the “Company”), and John R Evans, an individual (“Founder”).

RECITALS

A.     Founder has participated in, and had been instrumental to, the formation and organization of the Company, contributing time, business knowledge, skill, and expertise.

B.     Recognizing that Founder’s continued employment with the Company is essential to its ongoing operations, growth, and success, the Company desires Founder to remain in the employ of the Company.

C.     The Company desires to retain the services and to continue to employ Founder upon the terms and conditions set forth herein, and Founder desires to continue in the employ of the Company and to provide services to the Company on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Founder hereby agree as follows:

1.     Employment. The Company hereby employs Founder, and Founder accepts such employment and agrees to perform services for the Company upon the terms and conditions set forth in this Agreement.

2.     Term. Unless terminated at an earlier date in accordance with Section 8 of this Agreement, the term of Founder’s employment hereunder (the "Term") shall commence on the effective date of this Agreement and shall end five (5) years from the effective date of this Agreement.

3.     Position and Duties.

3.1. Service with Company. During the term of this Agreement, Founder agrees to perform such reasonable employment duties as delegated to Founder, from time to time, by the board of directors of the Company (the “Board”). Founder shall have such title and authority, subject to the Company’s Articles of Incorporation and Bylaws, as may be granted by the Board.

3.2. Performance of Duties. Founder covenants and agrees to serve the Company faithfully and to the best of his ability and to devote his time, attention, and effort to the business and affairs of the Company during the term of this Agreement, provided however, that the covenants set forth in this Section 3.2 shall not be construed to prohibit Founder from devoting periods of time to (a) engaging in personal investment activities, including the activities of Evans Capital Management, PolyRock Technologies, LLC and other such activities as they should arise over time as determined by the founder to be in the interest of both the company and the founder (b) serving on the board of directors of the Company or such other boards or advisory boards as the founder shall determine in his interest, its subsidiaries, or other corporations, so long as such service would not otherwise be prohibited by Section 6 hereof, (c) engaging in charitable or community service activities, or (d) participating in professional organizations so long as organizational activities do not materially interfere with any of Founder’s duties or obligations under this Agreement.

4.     Compensation.

4.1. Base Salary. Commencing October 1, 2005, as annual compensation for all services to be rendered by Founder under this Agreement, before all customary payroll deductions, the Company shall pay to Founder an annual base salary of One Hundred Twenty Thousand Dollars ($120,000), which salary shall be paid in installments on not less than a monthly basis in accordance with the Company’s normal payroll procedures and policies. The compensation payable to Founder during each subsequent year during the term of this Agreement shall be established by the Board, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

4.2. Incentive Compensation. In addition to the base salary described in Section 4.1 above, Founder shall be eligible for an additional 50% performance compensation plan based on mutually agreed performance targets set by the Board of Directors (BOD); payable quarterly.

4.3. Participation in Benefit Plans. During the term of this Agreement, and to the extent that Founder’s age, position, or other factors qualify him for such fringe benefits, Founder shall be entitled to receive such medical and hospitalization insurance and other fringe benefits as are being provided, from time to time, such benefits are to be paid in full by the company on behalf of the founder.

4.4. Expenses. The Company will pay or reimburse Founder for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment by Founder of appropriate invoices, bills, or receipts; in the course of his duties founder travels and entertains various business clients for the purposes of money raising, investment activities, mergers and acquisition activities and business development activities. Founder is entitiled to such re-imbursement of expenses as he submits with credit card statement information and other supporting docuementation as my be available of proof of expenses.

5.     Confidential Information. Except as permitted or directed by the Company, during the term of this Agreement or at any time thereafter, Founder shall not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge, information, or intellectual property of the Company which Founder has acquired or become acquainted with or will acquire or become acquainted with during the period of his employment by the Company, whether developed by himself or by others concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any secret development or research work of the Company, or any other confidential or proprietary information of the Company (the “Confidential Information”). Founder acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that disclosure or other use of such Confidential Information other than for the sole benefit of the Company would cause irreparable harm to the Company. Both during and after the term of this Agreement, Founder will completely refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known other than by a direct or indirect result of the breach of this Agreement by Founder.

6.     Non-competition Covenant.

6.1. Covenant Not to Compete. Founder agrees that during the term of this Agreement, and for a period of one (1) years from and after the date of the termination or expiration of this Agreement, Founder shall not, directly or indirectly, engage in competition with the Company in the research, commercial application, development, or implementation of wireless broadband or wireless internet delivery services in any manner or capacity (e.g., as an advisor, principal, agent, consultant, independent contractor, partner, officer, director, control person, stockholder, employee, member of any association, or otherwise).

6.2. Geographic Extent of Covenant. The obligations of Founder under Section 6.1 of this Agreement shall apply to any geographic area in which the Company: (a) has engaged in business during the term of this Agreement through conducting research, production, promotional, sales, marketing, or other business activity, or (b) has established any customer or supplier relationships, goodwill, or business reputation.

6.3. Limitations on Covenant. The following shall not constitute a breach of this Section 6:

6.3.1. Ownership by Founder, as a passive investment, of 5% or less of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly trades in the over-the-counter market; or

6.3.2. Founder’s engaging in any business activities other than the research, development, commercial application, or implementation of wireless broadband or wireless internet delivery services.

6.4. Indirect Competition. Founder further agrees that, during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other person or entity in carrying out any activity that would be prohibited by the above provisions of this Section 6 if such action were to be carried out by Founder, either directly or indirectly; and, in particular, Founder agrees that he will not, directly or indirectly, induce any employee of the Company to carry out any such activity.

6.5. No Interference; Nonsolicitaion. Consistent with the provisions of Section 6 of this Agreement, Founder shall not take any action to interfere with the relationships between the Company and its respective customers and suppliers. Therefore, during the one (1) year period following the termination or expiration of this Agreement, Founder shall not directly or indirectly through any person or entity (a) induce or attempt to induce any employee of the Company, or any subsidiary or affiliate to leave the employ of the Company or such subsidiary or affiliate; (b) hire any person who was an employee of the Company or its subsidiaries or affiliates at any time during the one (1) year period prior to such hiring, or (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its subsidiaries or affiliates to withdraw, curtail, or cease doing business with the Company or its subsidiaries or affiliates.

7.     Intellectual Property.

7.1. Disclosure and Assignment. Founder has disclosed, and will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, or product, whether or not patentable, made developed, perfected, devised, conceived or first reduce to practice by Founder, either solely or in collaboration with others, prior to or during the term of this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices, or techniques of the Company (the “Developments”). Founder, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Founder’s right, title, and interest in and to any and all such Developments.

7.2. Future Developments. As to any future Developments made by Founder which relate to the business, products, or practices of the Company that are first conceived or reduced to practice during the term of this Agreement but which are claimed for any reason to belong to an entity or person other than the Company, Founder will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement.

7.3. Limitation on Intellectual Property Restrictions. The provisions of Section 7 of this Agreement shall not apply to any Developments meeting the following conditions:

7.3.1. such Development is developed entirely on Founder’s own time and is not related to the research, development, commercial application, or implementation of wireless broadband or wireless internet delivery services;

7.3.2. such Development was made without the use of any material Company equipment, supplies, facilities, or Confidential Information, and

7.3.3. such Development does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably planned, budgeted, and funded research or development, and

7.3.4. such Development does not result form any work performed by Founder for the Company.

7.4. Further Assurance. Upon request and without further compensation therefor, but at no expense to Founder, and whether during the term of this Agreement or thereafter, Founder will do all lawful acts, including but not limited to, the execution of papers and lawful oaths, and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all such Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

7.5. Records. Founder will keep complete, accurate, and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data, and records shall be the property of the Company and upon the Company’s request, Founder will promptly surrender the same to the Company, and all copies thereof, upon the conclusion of his employment.

8.     Termination.

8.1. Grounds for Termination. The Company shall have no right to terminate Founder, or otherwise cease to employ Founder under the terms of this Agreement, prior to the expiration of its Term, or any extension thereof, unless one or more of the following occur:

8.1.1. Founder dies;

8.1.2. Founder becomes Disabled (as defined below), so that, even with reasonable accommodation, he cannot perform the essential functions of his position, or

8.1.3. The Company terminates this Agreement for Cause (as defined below) and notifies Founder in writing of such termination for Cause.

If this Agreement is terminated pursuant to subsections 8.1.1 or 8.1.2, such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection 8.1.3 of this Agreement, such termination shall be effective thirty (30) days after the delivery of the notice of termination. Termination of Founder prior to the expiration of this Agreement for any reason other than pursuant to subsections 8.1.1, 8.1.2, or 8.1.3, shall be deemed a "Termination Without Cause."

8.2. Cause. For the purposes this Section 8 of the Agreement “Cause” shall be defined only as follows:

8.2.1. Founder has breached the provisions of Sections 3, 5, 6, or 7 of this Agreement in any material respect; or

8.2.2. Founder has committed fraud, misappropriation, or embezzlement in connection with the Company’s business;

8.2.3. Founder has engaged in willful and material misconduct, including willful and material failure to perform Founder’s duties as an employee of the Company and has failed to “cure” such willful and material misconduct within (a) thirty (30) days after delivery by the Company of written notice of such willful and material misconduct, or (b) five (5) business days after personal delivery by the Company, and actual receipt by Founder, of written notice of such willful and material misconduct;

8.2.4. Founder has voluntarily resigned without just cause, for a reason other than the Company's material breach of this Agreement;

8.3. Termination for Cause. In the event the Company terminates Founder’s employment for Cause, pursuant to this Section 8, Founder shall have twenty (20) days after receipt of notice of such termination for Cause to object in writing to the Company’s determination that there exists Cause for termination. If Founder fails to object to any such determination of Cause in writing within such twenty (20) day period, he shall be deemed to have waived his right to object to the Company’s determination that Cause exists.

8.4. Effect of Termination. Upon the lawful termination or expiration of this Agreement, Founder, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement which by their terms survive the expiration or termination of this Agreement for the periods time explicitly set forth in such sections.

8.5. Disability. As used in this Agreement, the term “Disability” or “Disabled” means any mental or physical condition which renders Founder unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days during any three hundred sixty five (365) day period.

8.6. Surrender of Property. Upon termination of his employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices, or techniques of the Company, and all other property, trade secrets, Confidential Information, Developments, or other intellectual property of the Company, including but not limited to, all documents that in whole or in part contain any intellectual property, trade secrets, Confidential Information, or Developments of the Company, which are in Founder’s possession or control, and all copies thereof.

8.7. Wage Continuation. If Founder’s employment by the Company is terminated by the Company pursuant to subsection 8.1.2 of this Agreement, the Company shall continue to pay to Founder his base salary (less any payments received by Founder from any disability income insurance policy provided to him under any benefit program of the Company) and shall continue to provide health and medical insurance benefits to Founder under any benefit program of the Company through the earlier to occur of (a) the remaining term of Founder’s employment pursuant to this Agreement or (b) twelve (12) months from the termination of Founder's employment pursuant to subsection 8.1.2 of this Agreement. If Founder's employment by the Company is terminated pursuant to subsection 8.1.1 of this Agreement, the Company shall continue to provided health and medical benefits to the Founder's dependents (if such dependents were covered by the Company's health and medical benefits plan immediately prior to Founder's death and termination pursuant subsection 8.1.1) for the longer of (a) the remaining term of Founder’s employment pursuant to this Agreement or (b) twelve (12) months from the termination of Founder's employment pursuant to subsection 8.1.1. If this Agreement is terminated pursuant to subsection 8.1.3, all of Founder’s right to compensation under this Agreement shall immediately terminate except as otherwise required by applicable law.

8.8. Termination Without Cause. In the event Company terminates Founder without cause, Company shall:

8.8.1.  immediately pay to Founder the base salary for (24) months;

8.8.2. shall continue to provide health and medical insurance benefits to Founder under any benefit program of the Company through the earlier to occur of (a) the unexpired term of this Agreement plus twelve (12) months or (b) the enrollment of Founder, at Founder's election, into a separate health and medical insurance benefit program;

8.8.3. the obligations of Founder to the Company under Sections 5, 7, and 8.6 shall cease and be inapplicable to Founder, and Founder shall not be bound by the obligations set forth in such Sections of this Agreement;

8.8.4. A sale, exchange, or transfer of a substantial or material portion of the assets of the Company, or a sale of a control of the Company as defined in Rule 405 under the Securities Act of 1933, as amended, shall constitute, at the sole discretion of Founder, a Termination without cause under the terms of this Agreement, and shall entitle Founder to all of the express contractual remedies set forth in this subsection 8.8; and

8.8.5. The express contractual remedies set forth above in this subsection 8.8 are in addition to all other remedies that may be available to Founder at law or in equity.

9.     Resolution of Certain Claims - Injunctive Relief. Founder agrees and acknowledges that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5, 6, 7, and 8.6 of this Agreement by applying for and obtaining temporary or permanent restraining orders or injunctive relief from a court of competent jurisdiction without the necessity of filing a bond therefor.

10.    Miscellaneous.

10.1. Capitalized Terms. Capitalized terms shall have the meanings set forth herein.

10.2. Integration. This Agreement contains the entire agreement of the parties relating to the employment of Founder by the Company and the terms and conditions thereof, and supersedes all prior agreements and understandings with respect to such matters; the parties hereto acknowledge and agree that they have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

10.3. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. Provided however, should the duration, geographical extent of, or business activity constrained by any limitation or restriction set forth in this Agreement be in excess of that which is valid and enforceable under applicable law, then such limitation or restriction shall be construed to cover only the maximum duration or extent, or those activities which may be lawfully, validly and enforceably limited or restricted by this Agreement, and the parties hereto expressly authorize a court of competent jurisdiction to reform those sections of this Agreement necessary to obtain such result.

10.4. Governing Law; Venue. This Agreement is made under and shall be construed in accordance with the laws of the State of Colorado. Any action at law or in equity arising directly or indirectly in connection with or related to this Agreement or any provisions hereof, shall be litigated only in the state or federal courts of or located in Colorado, in the city and county of Denver. The parties hereto waive any right such party may otherwise have to transfer or change the venue of any litigation brought or arising in connection with this Agreement.

10.5. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

10.6. No Waiver. The waiver by any party to this Agreement of any breach, or the failure of any party to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive that party’s rights thereafter to enforce and/or compel strict compliance by the breaching party with any term or condition of this Agreement.

10.7. Assignment. This Agreement shall not be assignable, in whole or in part, by any of the parties hereto without the written consent of the other party, except that the Company may assign its rights and obligations under this Agreement to any corporation, firm, or other business entity with or into which the Company may merger or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After such assignment by the Company, the Company shall be discharge from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.7.

10.8. Notices. Any notice required or permitted to be given by a party hereto shall be deemed validly given if personally delivered, mailed via first class mail, postage prepaid, or sent via overnight courier that insures next day delivery, such as Federal Express, and addressed as follows:

If to Founder:

John R Evans
________________
________________

If to Company:

Iptimize, Inc.
4949 S. Syracuse St.
Suite 450
Denver, CO 80237

Provided however, a party hereto may from time to time notify the other party, in writing, of a new address to which notices to that party shall thereafter be given until further notice. Any notice given in accordance with this Section 10.8, shall be deemed effective, whether or not received, when delivered if personally delivered, five (5) days after deposit with the U.S. postal service if mailed, and one (1) day after deposit with an overnight courier for next day delivery.

10.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one entire instrument and agreement.

10.10. Captions and Headings. The captions and Section headings used in the Agreement are for convenience and reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

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IN WITNESS WHEREOF, Founder and the Company have executed this Agreement effective as of the day and year first set forth above.

“Founder”

John R Evans

“Company”

IPtimize, Inc. a Colorado Corporation

By:
Name:
Title:

Acknowledged:

Chris Reim, Secretary